Michael T. Cowhig

Chairman of the Board

June 28, 2011

Mark D. Ketchum

Re: Retirement from Employment

Dear Mark:

First and foremost, on behalf of the Board of Directors and all of Newell Rubbermaid, I want to thank you for your dedicated service as our President and Chief Executive Officer for the past five plus years. We appreciate all of the hard work and dedication you put forward to guide us through a very challenging period from which we have emerged stronger and better suited to compete in today's global economy. We are extremely pleased you have agreed to remain on our Board of Directors through no later than our 2012 Annual Shareholders Meeting to assist in your successor's transition.

This retirement agreement will constitute the full agreement between you and Newell Rubbermaid Inc. (the "Company") with respect to your retirement from the Company's employment (the "Retirement Agreement").

  Your employment with the Company will be considered ended effective June 30, 2011 (your "Employment Retirement Date").

  Upon your retirement, you are entitled to the following items:

  (a) You will receive a prorated portion of your 2011 Management Cash Bonus Plan ("MCBP") based upon the number of days you serve the Company as its President and Chief Executive Officer during 2011on the same terms and performance levels and at the same time as other Company employee MCBP participants.

  (b) Under the terms of the grant agreement, 237,632 of the 594,080 stock options awarded to you in 2008 (strike price $23.32) vest on your Employment Retirement Date (the balance of these options have already vested). All of these options may be exercised by you upon your retirement prior to the fifth anniversary of your Employment Retirement Date at which time they shall expire if not exercised.

  (c) Under the terms of the grant agreements, the 413,000 stock options awarded to you in 2009 (strike price $7.71), the 59,000 stock options awarded to you in 2009 (strike price $5.60), and the 306,950 stock options awarded to you in 2010 (strike price $13.64) vest on your Employment Retirement Date. These stock options may be exercised by you upon your retirement prior to the fifth anniversary of your Employment Retirement Date, at which time they shall expire if not exercised.

  (d) Under the terms of the grant agreements, the 10,000 stock options granted to you in 2005 as a Director (strike price $22.38) and the 4,000 stock options granted to you in 2005 as a Director (strike price $21.68) are fully-vested and may be exercised by you at any time prior to the earlier of: (i) their normal expiration; or (ii) your retirement from the Company's Board of Directors, at which time they shall expire if not exercised.

  (e) Under the terms of the grant agreement, your continued service as a Director after your Employment Retirement Date will count toward satisfying the vesting requirements with respect to your 2009 grants of 184,000 time-based restricted stock units and 184,000 performance-based restricted stock units.

  So long as you continue to serve the Corporation as a Director until at least the end of February 2012 and you continue to honor the obligations set forth in this Retirement Agreement:

  the 75,000 stock options awarded to you in 2005 (strike price $22.81), the 200,000 stock options awarded to you in 2006 (strike price $23.62) and 320,000 of the 400,000 stock options awarded to you in 2007 (strike price $30.37) (all of which are now vested) may be exercised by you at any time prior to the earlier of: (i) their normal expiration; or (ii) the third anniversary of your Employment Retirement Date, at which time they shall expire if not exercised;

  the balance of the stock options awarded to you in 2007 (80,000) will vest on February 6, 2012, and may be exercised by you thereafter at any time prior to the earlier of: (i) their normal expiration; or (ii) the third anniversary of your Employment Retirement Date, at which time they shall expire if not exercised;

  you may retain your 2010 grants of 107,500 time-based restricted stock units and 142,500 performance-based restricted stock units until they vest in February 2013.

4. Except as stated above and except for your compensation as a Director, all other benefits, bonuses and compensation end on your Employment Retirement Date. This Agreement does not affect any existing vested rights that you may have in the Company's deferred compensation, pension, SERP, retirement and/or 401(k) plans. You will receive, under separate cover, information regarding your rights and options, if any, under said plans.

5. In consideration of the payments and benefits provided to you above, you hereby release and forever discharge the Company, and all of its affiliates, officers, directors, shareholders, employees, agents, and other representatives, whether current or former (collectively "Released Parties"), from any and all obligations, rights, claims, and damages, of any and every kind, nature and character, known or unknown which arise from or relate to your employment with the Company or your retirement therefrom, or any past actions or omissions of any of the Released Parties, provided, however, that nothing herein shall release the Company of its obligations to you under this Retirement Agreement or any indemnification obligations to you under the Company's bylaws, certificate of incorporation, or Delaware law. You also acknowledge that your 2008 Employment Security Agreement will be terminated as of your Employment Retirement Date.

6. You agree that you previously entered into a Non-Solicitation Agreement with the Company in February 2006 and that such agreement continues in full force and effect. In addition, for a period of three years commencing on your Employment Retirement Date, you agree that you shall not "compete" with the Company. For purposes of this Agreement, "compete" shall mean working for yourself or as an owner (excluding ownership of less than 3% of a public company), partner, officer, director, employee, independent contractor or consultant on behalf of any other entity that manufactures or markets products that compete with the Company's products.

7. Until the Company's 2012 Annual Shareholders Meeting, you agree to advise and assist the Company in any manner, including transitioning your responsibilities as the Company's President and Chief Executive Officer to your successor, as the Company may reasonably request, making yourself available to consult with key Company supplier and customers, and otherwise cooperate with the Company and its affiliates with any request for information.

Once again Mark, my sincerest thanks for all of the work you have done on our behalf, and I look forward to continuing to work with you on the Company's Board of Directors. All of us at Newell Rubbermaid hope you make the very most out of your well-earned retirement.

Sincerely,

/s/Michael T. Cowhig

Michael T. Cowhig

Chairman of the Board of Directors

By signing this Retirement Agreement, I represent and warrant that I have not been the victim of age or other discrimination or wrongful treatment in my employment and the retirement thereof. I further acknowledge that the Company advised me in writing to consult with an attorney, that I had at least twenty-one (21) days to consider this Agreement, that I received all information necessary to make an informed decision and I had the opportunity to request and receive additional information, that I understand and agree to the terms of this Agreement, that I have seven (7) days in which to revoke my acceptance of this Agreement, and that I am signing this Agreement voluntarily with full knowledge and understanding of its contents.

Dated: June 28, 2011

Signed: /s/ Mark D. Ketchum

Mark D. Ketchum